# TENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS TENTH AMENDMENT (the "Amendment"), dated November 7, 2018, is entered into by and between **EMCORE CORPORATION**, a New Jersey corporation ("Company"), and **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("Wells Fargo").

RECITALS

Emcore and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) Section 1.1(b) of the Credit Agreement is hereby deleted and replaced as follows:

> (b) Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) November 11, 2021 (the "Maturity Date"), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the "Termination Date.")

(b) Section 1.4 of the Credit Agreement is hereby deleted and replaced as follows:

> 1.4 **Floating Rate Advances.** Company may request an Advance at the Floating Rate no later than 11:00 a.m. Pacific Standard time or Pacific Daylight saving time, as is in effect in Los Angeles, California on the Business Day on which Company wants the Floating Rate Advance to be funded. All Advance requests which are not made online via Wells Fargo's electronic platform or portal shall be subject to (and unless Wells Fargo elects otherwise in the exercise of its sole discretion, such Advances shall not be made until the completion of) Wells Fargo's authentication process (with results satisfactory to Wells Fargo) prior to the funding of any such requested Advance.

(c) Section 1.8(c) of the Credit Agreement is hereby deleted and replaced as follows:

> (c) **Facility Fee**. Company shall pay to Wells Fargo a facility fee of 5 basis points per annum of the Maximum Line Amount, which facility fee will be fully earned and payable upon the execution of this Agreement and shall be payable annually on each November 11th, commencing November 11, 2018. The facility fee will not be pro-rated upon any early termination of this Agreement.

(d) Section 1.8(f) of the Credit Agreement is hereby deleted and replaced as follows:

(f) [RESERVED]

(e) Section 1.11 of the Credit Agreement is hereby deleted and replaced as follows:

1.11 **Letters of Credit**.

(a) Subject to the terms and conditions of this Agreement, upon the request of Company made in accordance herewith, and prior to the Termination Date, Wells Fargo agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Company. By submitting a request to Wells Fargo for the issuance of a Letter of Credit, Company shall be deemed to have requested that Wells Fargo issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Wells Fargo via telefacsimile or other electronic method of transmission reasonably acceptable to Wells Fargo and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Wells Fargo's authentication procedures with results satisfactory to Wells Fargo. Each such request shall be in form and substance reasonably satisfactory to Wells Fargo and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Wells Fargo may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Wells Fargo generally requests for Letters of Credit in similar circumstances. Wells Fargo's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Wells Fargo may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Company or one of its Subsidiaries in respect of a lease of real property, or an employment contract,

(b) Wells Fargo shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage would exceed the Maximum Line Amount *less* the outstanding amount of outstanding Advances, or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time *less* the outstanding principal balance of the outstanding Advances at such time.

(c) Wells Fargo shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Wells Fargo from issuing such Letter of Credit, or any law applicable to Wells Fargo or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Wells Fargo shall prohibit or request that Wells Fargo refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Wells Fargo applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d) Each Letter of Credit shall be in form and substance reasonably acceptable to Wells Fargo, including the requirement that the amounts payable thereunder must be payable in United States Dollars. If Wells Fargo makes a payment under a Letter of Credit, Company shall pay to Wells Fargo an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Company's obligation to pay the amount of such Letter of Credit Disbursement to Wells Fargo shall be automatically converted into an obligation to pay the resulting Advance.

(e) Company agrees to indemnify, defend and hold harmless Wells Fargo (including its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Wells Fargo, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Wells Fargo in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication, including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by Wells Fargo to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) Wells Fargo's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to Wells Fargo in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to Wells Fargo's issuance of a Letter of Credit in support of a foreign guaranty, including, without limitation, the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Wells Fargo in connection therewith;

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Company hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 1.11(e). If and to the extent that the obligations of Company under this Section 1.11(e) are unenforceable for any reason, Company agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f) The liability of Wells Fargo (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct

damages suffered by Company that are caused directly by Wells Fargo's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Company's aggregate remedies against Wells Fargo and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Company to Wells Fargo in respect of the honored presentation in connection with such Letter of Credit under Section 1.11(d), *plus* interest at the rate then applicable to Advances hereunder. Company shall take action to avoid and mitigate the amount of any damages claimed against Wells Fargo or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Company under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Company as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Company taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Wells Fargo to effect a cure.

(g) Company is responsible for the final text of the Letter of Credit as issued by Wells Fargo, irrespective of any assistance Wells Fargo may provide such as drafting or recommending text or by Wells Fargo's use or refusal to use text submitted by Company. Company understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Wells Fargo, and Company hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Company is solely responsible for the suitability of the Letter of Credit for Company's purposes. If Company requests Wells Fargo to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Wells Fargo; (ii) Company shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Wells Fargo and Company. Company will examine the copy of the Letter of Credit and any other documents sent by Wells Fargo in connection therewith and shall promptly notify Wells Fargo (not later than three (3) Business Days following Company's receipt of documents from Wells Fargo) of any non-compliance with Company's instructions and of any discrepancy in any document under any presentment or other irregularity. Company understands and agrees that Wells Fargo is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Wells Fargo, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Company do not at any time want the then current expiration date of such Letter of Credit to be extended, Company will so notify Wells Fargo at least 30 calendar days before Wells Fargo is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(h) Company's reimbursement and payment obligations under this Section 1.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement or any Loan Document or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Wells Fargo or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Wells Fargo or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Company or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Wells Fargo or any other Person;

(vi) Wells Fargo or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Wells Fargo's counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 1.11(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Company's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Wells Fargo, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 1.11(f) above, the foregoing shall not release Wells Fargo from such liability to Company as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Wells Fargo following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Company to Wells Fargo arising under, or in connection with, this Section 1.11 or any Letter of Credit.

(i) Without limiting any other provision of this Agreement, Wells Fargo and each other Letter of Credit Related Person (if applicable) shall not be responsible to Company for, and Wells Fargo's rights and remedies against Company and the obligation of Company to reimburse Wells Fargo for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Wells Fargo's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Wells Fargo in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Company;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and Company or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Wells Fargo has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Wells Fargo if subsequently Wells Fargo or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Wells Fargo to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j) Company shall pay immediately upon demand to Wells Fargo for the account of Wells Fargo as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of this Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this Section 1.11(j)) any and all customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Wells Fargo, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(k) If by reason of (x) any Change in Law, or (y) compliance by Wells Fargo with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on Wells Fargo any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Wells Fargo of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Wells Fargo may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Company, and Company shall pay within 30 days after demand therefor, such amounts as Wells Fargo may specify to be necessary to compensate Wells Fargo for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances

hereunder; provided, that (A) Company shall not be required to provide any compensation pursuant to this Section 1.11(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Company, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Wells Fargo of any amount due pursuant to this Section 1.11(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Termination Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Termination Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Termination Date.

(m) If (i) any Event of Default shall occur and be continuing, or (ii) availability under the Borrowing Base shall at any time be less than zero, then on the Business Day following the date when the Company receives notice from Wells Fargo demanding Letter of Credit Collateralization pursuant to this Section 1.11(m) upon such demand, Company shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Company fail to provide Letter of Credit Collateralization as required by this Section 1.11(m), Wells Fargo may advance as Advances the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitment has terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(n) Unless otherwise expressly agreed by Wells Fargo and Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(o) Wells Fargo shall be deemed to have acted with due diligence and reasonable care if Wells Fargo's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(p) In the event of a direct conflict between the provisions of this Section 1.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 1.11 shall control and govern.

(q) The provisions of this Section 1.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(r) At Company's cost and expense, Company shall execute and deliver to Wells Fargo such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Wells Fargo to enable Wells Fargo to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Wells Fargo's rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Company irrevocably appoints Wells Fargo as its attorney-in-fact and authorizes Wells Fargo, without notice to Company, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Company is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(f) A new Section 5.28 is hereby added to the Credit Agreement which provides as follows:

5.28 **OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws**. Company will, and will cause each of its Subsidiaries to, comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Company and its Subsidiaries will implement and maintain in effect policies and procedures designed to ensure compliance by the Company and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with, and each of the Company and their respective Subsidiaries and Affiliates will comply with, all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(g) A new Section 5.29 is hereby added to the Credit Agreement which provides as follows:

5.29 **Permitted Acquisitions**. Notwithstanding anything in Sections 5.6, 5.18 and 5.20 to the contrary, the Company shall be permitted to acquire assets outside the ordinary course of its business so long as each of the following conditions are satisfied:

(a) There is not a then existing Event of Default or Default Period.

(b) Both before and after giving effect to any such acquisition, there is not less than $25,000,000.00 in Liquidity (of which not less than $2,500,000.00 shall be excess availability under the Borrowing Base).

(c) No new indebtedness for money borrowed by Company shall be created as a result of any such acquisition.

(d) To the extent the acquisition is an operating business:

(1) Said business must not have achieved an EBITDA of less than $0.00 of the immediately preceding twelve month period, provided however, for Project

Sparrow only, said business must have achieved an EBITDA of not less than ($7,500,000.00) for the immediately preceding twelve month period;

(2) Wells Fargo has received and approved in its sole discretion, a due diligence package applicable to the acquisition which includes but is not limited to historical financial statements, projected income statements, a balance sheet, cash flow analysis and such other matters as Wells Fargo may require;

(3) The entity being acquired must become a Co-Borrower or Guarantor under this Agreement as determined by and under terms acceptable to Wells Fargo in its sole discretion.

(h) The definition of "Daily Three Month LIBOR" contained in Exhibit A to the Credit Agreement is hereby deleted and replaced as follows:

"Daily Three Month LIBOR" means, for any day the rate per annum for United States dollar deposits determined by Wells Fargo for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if such rate is below zero, the Daily Three Month LIBOR shall be deemed to be zero). Company understands and agrees that Wells Fargo may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined hereunder in relation to Daily Three Month LIBOR, each change in the interest rate hereunder shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

(i) The definition of "Indebtedness" contained in Exhibit A to the Credit Agreement is hereby deleted and replaced as follows:

"Indebtedness" is used in its most comprehensive sense and means any debts, obligations (including without limitation, Hedge Obligations) and liabilities of Company to Wells Fargo or to any Bank Product Provider, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any Hedge Agreement, rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo, any Bank Product Provider, or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

(j) The following definitions are hereby added or replaced, as applicable, to Exhibit A of the Credit Agreement.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning

or relating to bribery, money laundering or corruption in any jurisdiction in which Company or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which Company or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Authorized Person" means Jeffrey Rittichier, Jikun Kim, Ryan Hochgesang and any other individual identified by Company from time to time as an authorized person.

"Bank Product" means any one or more of the following financial products or accommodations extended to Company or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

"Bank Product Provider" means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

"Hedge Provider" means Wells Fargo or any of its Affiliates.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by Wells Fargo for such use.

"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Company in favor of Wells Fargo and relating to such Letter of Credit.

"Letter of Credit" means a letter of credit (as that term is defined in the UCC) issued by Wells Fargo for the account of a Company or its Subsidiaries.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Wells Fargo (including that Wells Fargo has a first priority perfected lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 1.11(j) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Wells Fargo for the benefit of Wells Fargo in an amount equal to 110% of the then existing Letter of Credit Usage, (b) delivering to Wells Fargo documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Wells Fargo, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Wells Fargo with a standby letter of credit, in form and substance reasonably satisfactory to Wells Fargo, from a commercial bank acceptable to Wells Fargo (in its sole discretion) in an amount equal to 110% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that

accrue must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Disbursement" means a payment made by Wells Fargo pursuant to a Letter of Credit.

"Letter of Credit Fee" has the meaning specified therefor in Section 1.11(c) of this Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 1.11(e) of this Agreement.

"Letter of Credit Related Person" has the meaning specified therefor in Section 1.11(e) of this Agreement.

"Letter of Credit Sublimit" means $8,000,000.00.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance.

"Liquidity" means the aggregate of cash or cash equivalents held by the Company plus excess availability under the Borrowing Base.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any relevant Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or

through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over Wells Fargo or Company or any of their respective Subsidiaries or Affiliates.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Wells Fargo for use.

(k) A new subsection (q) is hereby added to Exhibit D to the Credit Agreement which provides as follows:

(q) **OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws**. Neither the Company nor any of its Subsidiaries are in violation of any Sanctions. Neither the Company nor any of its Subsidiaries or, to the knowledge of Company, any director, officer, employee, agent or Affiliate of Company or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Company and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Company and its Subsidiaries, and to the knowledge of each such Company, each director, officer, employee, agent and Affiliate of each such Company and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Advance made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including Wells Fargo, Bank Product Provider, or other individual or entity participating in any transaction).

2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. [RESERVED]

4. Conditions Precedent.

(a) This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its reasonable discretion:

(i) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each such Guarantor.

(ii) A Certificate of the Secretary of the Company (the "Amendment Certificate") certifying as to (A) the articles of incorporation and bylaws of the

Company have not been amended or otherwise modified except as set forth in the Certificate to be delivered, (B) the officers and agents of the Company contained therein are authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company, and (C) any updates to Exhibit D to the Credit Agreement necessary to make the representations and warranties contained in Section c) thereof correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(iii) Such other matters and instruments as Wells Fargo may deem necessary in its discretion.

5. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8. Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a "Released Party"), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any

state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, except to the extent resulting from gross negligence, bad faith or willful misconduct or a material breach by a Released Party of the Credit Agreement or any other Loan Document, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

9. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses.

10. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment and the Acknowledgment and Agreement of Guarantors by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

**EMCORE CORPORATION**, a New Jersey corporation

By ______________________

Its CFO

**WELLS FARGO BANK, NATIONAL ASSOCIATION**

By ______________________

Its Authorized Signatory